Exhibit 99.1

Fred Luke Rejoins Management Team of Green Automotive Company as

President and Secretary

Mr. Luke to fill vacancy created by resignation of Carter Read

Riverside, California, August 21, 2015 (PRNewswire) - Green Automotive Company (OTC:GACR) announced today that Fred G. Luke has agreed to rejoin the Company as its President and Secretary.

Ben Rainwater, the Company’s CEO, commenting on Fred Luke’s return to management said, “Fred served as the Company’s President during 2011-2013 and was the driving force behind the Company’s initial restructuring, re-capitalization and taking it from a non-reporting ‘shell’ company to a fully reporting ‘non-shell’ company”.

“During Fred’s two year tenure”, Ben Rainwater went on say, “the Company’s Market Capitalization rose to approximately $490 Million.  He further successfully renegotiated the contract with the original Chinese maker of the All-Electric Sport Utility Vehicle and took it through the U.S. regulatory testing before determining that the electric car sector was becoming too competitive and shifted the Company’s focus to All-Electric, CNG and conventional-fueled shuttle buses, and municipal and school bus conversions”.

Mr. Luke stated that “my original objective was to get the All-Electric Sport Utility Vehicle approved for consumer sales in the U.S., while restructuring the Company to qualify for listing on the OTC Markets’ OTCQB Tier, which I accomplished in December of 2012.  However, the All-Electric SUV did not pass the Federal Motor Vehicle Safety Standards tests, forcing us to change direction and focus the Company’s resources on the bus market, which at the time appeared to me to be wide-open”.

Following the decision to “change direction”, the Company acquired Liberty Electric Cars Ltd, a U.K.-based company which represented to have successfully converted Range Rovers into All-Wheel Drive All-Electric vehicles. Mr. Luke also acquired a newly formed company, Newport Coachworks Inc., and hired Mr. Carter Read to begin building and converting buses, starting with shuttle buses. Shortly after the acquisition of Newport Coachworks Inc., Mr. Luke resigned from management but remained as a member of the Board of Directors.

”Recent events”, said CEO Ben Rainwater, “including a dispute with the landlord of Newport Coachwork’s Wilson Street manufacturing facility resulting in Newport Coachworks allegedly receiving a Notice to Quit or Pay and then being locked out of the facility, together with the recent resignation of Mr. Carter Read from his positions with Green Automotive Company and Newport Coachworks, have led the Company to turn back to Mr. Luke to assist with these issues and others facing the companies. Currently, we are attempting to determine from Mr. Read and the landlord at the Wilson Street facility exactly what has happened with Newport Coachworks and its assets and determine the exact nature of the relationship, if any, between those parties.  However, so far no litigation has been filed by any of the parties.”

“Fred has over 40 years in cleaning up problems like the ones Newport Coachworks is facing now”, said Mr. Rainwater, “as he did in 2011, I expect him to get to the bottom of the problems with Newport Coachworks quickly,  take swift and appropriate action,  and begin to rebuild as he has done in the past. He has already  retained counsel to investigate the current status of the Wilson Street manufacturing facility and the circumstances and events leading up to Mr. Read’s resignation, and the involvement; if any, of any other third party companies.

“As to the recent Message Board comments, and other rumors being circulated”, said Mr. Luke, “I would recommend that everyone refrain from putting too much value in the Message Board ‘reports’ until my investigation of the activities and actions of Mr. Read and others has been completed, which I expect to conclude in the near future. We have already made contact with certain third parties that may be involved, as well as legal counsel for the Landlord, and we expect to file our Form 8-K relating to Mr. Read’s resignation and other management changes by today.  We will have further announcements as the requested documentation is produced and the facts come to light”.

About Green Automotive Company visit: www.thegreenautomotivecompany.com

Forward Looking Statements - This release includes forward-looking statements. For a copy of the Company's full statements regarding forward-looking statements, please view the Safe Harbor Statement on our website.

Media contact:

Ben Rainwater

CEO

310-884-3332

Email Contact: ben_rainwater@aol.com